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Exhibit 21

Subsidiaries of Digital Angel Corporation (all 100% owned except Signature Industries)

1.
Digital Angel Holdings, LLC, a Minnesota limited liability company

2.
Digital Angel Technology Corporation, a Delaware corporation

3.
Fearing Manufacturing Co., Inc., a Minnesota corporation

4.
Medical Advisory Systems, Inc. a Delaware corporation

5.
DocTalk, Inc., a Delaware corporation

6.
Timely Technology Corporation, a California corporation

7.
Signature Industries Limited, formed under the laws of the United Kingdom (85% owned)

8.
OuterLink Corporation, a Delaware corporation

9.
DA Acquisition Subsidiary, Inc., a Delaware corporation

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Subsidiaries of Digital Angel Corporation (all 100% owned except Signature Industries)